Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

NOVEMBER 19, 2004

SUBJECT: FINANCIAL RESULTS

Contact:	Peter Zentz
Corporate Communications Manager
or
Frank Dunne, Vice President, CFO& Treasurer
(508) 563-1000

Benthos Announces Fourth Quarter and Fiscal 2004 Results

Income From Operations Improved by $1.1 Million in Fiscal 2004 Fourth Quarter on a 58% Increase in Sales

NORTH FALMOUTH, MASSACHUSETTS, NOVEMBER 19, 2004…BENTHOS, INC. (NASDAQ: BTHS) today reported financial results for the fourth quarter and the fiscal year ended September 30, 2004. Net sales for the quarter were $6,086,000, an increase of 58.2% over sales of $3,847,000 in the fourth quarter of the previous fiscal year. Income from operations for the quarter was $627,000, compared to a loss from operations of $509,000, in the fourth quarter of fiscal 2003, an improvement of $1,136,000.

Net income for the quarter was $441,000 or $0.29 per diluted share, compared to net income of $822,000, or $.59 per diluted share, in the fourth quarter of fiscal 2003. Net income for the fourth quarter of fiscal 2003 included a pre-tax gain of $2,208,000, realized as a result of the Company’s sale of some of its real estate holdings in North Falmouth. Excluding the gain on the real estate in the prior year’s fourth quarter, the net loss in that quarter would have been $555,000 or ($.40) per diluted share.

Sales for the fourth quarter in the Undersea Systems Division were $4,406,000, a 96.9% increase compared to sales of $2,238,000 in the same period last year. Fourth quarter 2004 sales in the TapTone Package Inspection Systems Division were $1,680,000, a 4.4% increase over sales of $1,609,000 in the fourth quarter of 2003.

For the full year of fiscal 2004, sales in the Undersea Systems Division increased by 33.7% to $12,966,000 as compared to $9,699,000 in fiscal 2003. Sales in the TapTone Package Inspection Systems Division decreased by 6.0%, to $6,884,000, as compared with last year’s record sales level of $7,325,000 in fiscal 2003. Overall, net sales for the entire Company for fiscal 2004 were $19,850,000, an increase of 16.6% when compared to $17,024,000 for last year. Sales for the fourth quarter of fiscal 2004 were at the highest level since fiscal year 2000. Income from operations for fiscal 2004 was $918,000, compared to a loss from operations of $599,000 for fiscal 2003.

The net income for fiscal 2004 was $674,000 or $0.47 per diluted share, compared to net income of $573,000 or $.41 per diluted share for fiscal 2003. The results for fiscal 2003 included the pre-tax gain of $2,208,000 for the real estate sale mentioned previously. Excluding the gain on the real estate in the prior year, the net loss in fiscal 2003 would have been $804,000 or ($.58) per share.

Commenting on today’s announcement, Ronald L. Marsiglio, Benthos President and CEO, said, “We are pleased by the results of fiscal year 2004 and we thank the entire Benthos team for its efforts that made the year over year improvement of $1.5 million in operating results possible. The Benthos balance sheet continues to strengthen and the debt level is now $535,000, down from $4,363,000 in September 2001. The Company is currently working to negotiate the terms and extension of its line of credit facility with the bank that expires on January 31, 2005.”

“The Undersea Systems Division reported a considerable sales increase compared to fiscal 2003 sales, as sales of acoustic modems, geophysical hydrophones, remotely operated vehicles (ROVs), and glass instrument housings led the way. The Company was able to increase the production of hydrophones for the oil and gas exploration industry as market demand heightened during fiscal 2004. Several Stingray ROV systems were also delivered to the Canada Customs and Revenue Agency. This product is now positioned to be a valuable aid to port and harbor security operations. The Benthos modem product line, developed primarily with funding from the U.S. Navy, is also being commercialized as an off-the-shelf technology for diverse applications. Furthermore, the new C3D 3-Dimensional Side Scan Sonar System is gaining acceptance in the undersea geophysical survey market.”

“Despite some issues early in the year related to new product introductions, the TapTone Package Inspection Systems Division was at 94% of its fiscal 2003 record sales year. The recently introduced TapTone 500 Force and Compression Systems, designed for leak detection in the beverage, food, dairy and industrial markets, have positioned the Division for further growth. The Division was able to increase orders 30% for the second half of fiscal 2004 over the prior year’s second half and is poised for another solid year in fiscal 2005.”

“As we progress into fiscal 2005, the Company has now operated more efficiently out of a single consolidated facility for a full year and is continuing toward the goal of becoming a truly lean enterprise. Gross margins have improved to over 40% in fiscal 2004 compared to 37% in fiscal 2003 and 28% in fiscal 2002. We anticipate another year of growth for Benthos, although the quarterly improvements are not expected to be as strong as the most recent fourth quarter. We believe that Benthos is well-suited to reap the benefit of the effort to transform it into a lean, growth oriented, organization.”

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol BTHS. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are “forward-looking statements” within the meaning of the Federal Securities Laws. Forward-looking statements are based on management’s current assumptions and expectations, which are inherently subject to risks and uncertainties and are difficult to predict. Actual results could differ materially from those currently anticipated due to a number of factors which include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, availability of financing, regulatory changes and other factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company undertakes no obligation to publicly review or update any forward-looking information, whether as a result of future developments, newly acquired information or other matters.

Benthos, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(unaudited)

Assets	September 30, 2004	September 30, 2003
Current Assets:
Cash and Cash Equivalents	$241	$204
Accounts Receivable, Net	3,565	2,535
Inventories	3,149	3,076
Prepaid Expenses and Other Current Assets	168	153
Note Receivable and Other Receivable – Real Estate	—	1,150

Total Current Assets	7,123	7,118
Property, Plant and Equipment, Net	1,189	1,568
Goodwill	576	576
Other Assets, Net	253	508

	$9,141	$9,770

Liabilities and Stockholders’ Investment
Current Liabilities:
Current Portion of Long-Term Debt	$279	$879
Accounts Payable	1,217	2,160
Accrued Expenses	1,558	1,161
Customer Deposits and Deferred Revenue	302	261

Total Current Liabilities	3,356	4,461

Long-Term Debt, Net of Current Portion	256	534
Stockholders’ Investment:
Common stock, $.06 2/3 Par Value – Authorized – 7,500 Shares Issued – 1,665 and 1,653 Shares at September 30, 2004 and 2003, respectively	111	110
Capital in Excess of Par Value	1,648	1,569
Retained Earnings	4,401	3,727
Treasury Stock, at Cost	(631)	(631)

Total Stockholders’ Investment	5,529	4,775

	$9,141	$9,770

Benthos, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2004	2003	2004	2003
Net Sales	$6,086	$3,847	$19,850	$17,024

Cost of Sales	3,637	2,652	11,788	10,728

Gross Profit	2,449	1,195	8,062	6,296

Selling, General & Administrative Expenses	1,299	1,211	5,218	4,956
Research and Development Expenses	463	433	1,687	1,700
Amortization of Acquired Intangibles	60	60	239	239

Income (Loss) from Operations	627	(509)	918	(599)

Interest Income	1	1	2	3
Interest Expense	(11)	(47)	(58)	(208)
Gain on Sale of Real Estate	—	2,208	—	2,208

Income before Provision for Income Taxes	617	1,653	862	1,404
Provision for Income Taxes	176	831	188	831

Net Income	$441	$822	$674	$573

Basic Income Per Share	$32	$.59	$.49	$.41

Diluted Income Per Share	$.29	$.59	$.47	$.41

Weighted Average Number of Shares Outstanding	1,389	1,383	1,384	1,383

Weighted Average Number of Shares Outstanding, Assuming Dilution	1,546	1,398	1,441	1,389